UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 6, 2023

Voyager Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37625	46-3003182
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

64 Sidney Street Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 259-5340

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	VYGR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of George Scangos as Director

On May 6, 2023, the Board of Directors (the “Board”) of Voyager Therapeutics, Inc. (the “Company”), following the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed George Scangos, Ph.D. as a director of the Company and as a member of the Science and Technology Committee of the Board, effective May 9, 2023. Dr. Scangos was designated as a Class I director to serve until the 2025 annual meeting of the stockholders of the Company and thereafter until his successor has been duly elected and qualified, or until his earlier death, resignation or removal.

Dr. Scangos has served as a member of the board of directors of Vir Biotechnology, Inc., an immunology company, since January 2017 and served as its President and Chief Executive Officer from January 2017 to April 2023. From July 2010 to December 2016, Dr. Scangos served as Chief Executive Officer and as a member of the board of directors of Biogen Inc., a biotechnology company. Dr. Scangos served as President and Chief Executive Officer of Exelixis, Inc., a drug discovery and development company, from October 1996 to July 2010 and as a member of its board of directors from October 1996 to May 2020. From 1987 to 1996, Dr. Scangos served in positions of increasing responsibility at Bayer Corporation, a biotechnology company, culminating with his service as President of Biotechnology from 1993 to 1996. Before joining Bayer, Dr. Scangos was a Professor of Biology at Johns Hopkins University. Dr. Scangos also currently serves on the board of directors of Agilent Technologies, Inc., a publicly traded life sciences, diagnostics and applied chemical analysis company. Dr. Scangos served as Chair of Pharmaceutical Research and Manufacturers of America in 2016, and as the Chair of the California Healthcare Institute in 2010. He was a member of the board of directors of the Global Alliance for TB Drug Development from 2006 until 2010. Dr. Scangos currently serves on the Board of Trustees of Cornell University and the Board of Overseers of University of California San Francisco. Dr. Scangos received his B.A. in Biology from Cornell University and a Ph.D. in Microbiology from the University of Massachusetts.

Dr. Scangos is to be compensated for his service as a director of the Company in the same manner as the Company’s other non-employee directors in accordance with the terms of the Company’s non-employee director compensation policy, which provides for (i) an annual cash retainer of $40,000 for service as a member of the Board; (ii) an annual cash retainer of $5,000 for service as a member of the Science and Technology Committee; (iii) an initial option to purchase 44,000 shares of common stock of the Company at an exercise price equal to the closing price per share of the Company’s common stock on the Nasdaq Global Select Market on the effective date of grant and vesting in equal quarterly installments over a period of four years; and (iv) following each annual meeting of the Company’s stockholders, an option to purchase 22,000 shares of common stock of the Company, vesting on the earlier of the one-year anniversary of the grant date or the next annual meeting of the stockholders.

Dr. Scangos is expected to enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.9 to the Company’s Registration Statement on Form S-1 (File No. 333-207367) filed with the Securities and Exchange Commission on October 28, 2015. Pursuant to the terms of this agreement, the Company may be required, among other things, to indemnify Dr. Scangos for particular expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as a director of the Company.

There are no arrangements or understandings between Dr. Scangos and any other persons pursuant to which he was selected as a director. Dr. Scangos has no family relationships with any of the Company’s directors or executive officers. There are no transactions and no proposed transactions between Dr. Scangos and the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2023	VOYAGER THERAPEUTICS, INC.

	By:	/s/ Alfred Sandrock, M.D., Ph.D.
Alfred Sandrock, M.D., Ph.D.
Chief Executive Officer, President, and Director (Principal Executive Officer)